Exhibit 5

LUSE GORMAN POMERENK & SCHICK LETTERHEAD

(202) 274-2000	mlevy@luselaw.com

September 14, 2006

The Board of Directors

Oritani Financial Corp.

370 Pascack Road

Township of Washington, New Jersey 07676

Re:    Oritani Financial Corp.

          Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of Oritani Financial Corp. (the “Company”) Common Stock, par value $0.01 per share (“Common Stock”). We have reviewed the Company’s Certificate of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold pursuant to the Company’s prospectus and Oritani Financial Corp. Stock Issuance Plan, will be legally issued, fully paid and non-assessable.

This Opinion has been prepared in connection with the Form S-1. We hereby consent to our firm being referenced under the caption “Legal and Tax Matters,” and for inclusion of this opinion as an exhibit to the Registration Statement on Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick
LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION